EXHIBIT 99.1
Press release dated September 21, 2009

GEOGLOBAL ANNUAL MEETING ACCESSIBLE THROUGH WEBCAST

Calgary, Alberta, Canada, September 21, 2009 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/AMEX: GGR) announced today that its annual meeting of stockholders can be accessed through an Internet webcast.  The annual meeting is scheduled to be held in the Blake Lounge at the National Club, 303 Bay Street, Toronto, Ontario, M5H 2R1 on Thursday, the 24th of September, 2009 commencing at 3:30pm EST.   All parties are invited to attend the webcast.

Webcast:
To listen and view the live webcast of the Meeting, you can go to our website at www.geoglobal.com and click on "Annual Meeting Webcast".
You may also listen and view the live webcast at the website of Canada News Wire Group at: http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=2755500

Webcast Replay:
The webcast replay will be available on our website at www.geoglobal.com from 9:00 a.m. EST, Friday, September 25, 2009 until 11:59 p.m. on Friday, October 2, 2009 and also on the CNW Group website for one year from the date of the meeting.  Be advised that listening to the webcast via our website requires speakers and Windows Media Player.

Teleconference:	Toronto Dial-in Direct: All other North America areas:	416-644-3415 1-800-732-9307
Teleconference Replay:	The teleconference replay will also be available via telephone from 6:30 p.m. EST on Thursday, September 24, 2009 until 11:59 p.m. on Thursday, October 1, 2009 at the following numbers:
	Pass Code: 21312060	416-640-1917
	Pass Code: 21312060	877-289-8525

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.  The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Joanna Longo, Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x233 Fax: +1 416 815-0080 Email: jlongo@equicomgroup.com